Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated February 25, 2010, relating to the consolidated financial statements of CreXus Investment Corp. appearing in the Annual Report on Form 10-K of CreXus Investment Corp. for the year ended December 31, 2009, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

 /s/ Deloitte & Touche LLP
 New York, New York
 November 10, 2010